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                                                                     EXHIBIT 4.5
                                                OPTION FOR                SHARES

                             INCENTIVE STOCK OPTION
                       TO PURCHASE SHARES OF COMMON STOCK
                                       OF
                             E-SYNC NETWORKS, INC.

To:
    ----------------------------------
            (Name of Employee)

     E-SYNC NETWORKS, INC. (hereinafter referred to as the "Company"), hereby grants you an Incentive Stock Option (hereinafter referred to as the "Option")
to purchase           shares of its authorized common stock, $.01 par value, at
the option price of      per share, under the Company's 1994 Stock Option Plan
(the "Plan") upon the following terms and conditions:

          1. MANNER OF EXERCISE: PAYMENT OF PURCHASE PRICE. Subject to the provisions of Section 2 hereof, this option shall be exercisable by you or by a transferee who may have succeeded to your rights under the provisions of Section 4 hereof by delivering to the Company at its principal office a written notice substantially in the form of Exhibit A, or such other form as the Board of Directors or the Compensation Committee shall approve, specifying the number of shares to be purchased, accompanied by a check payable to the order of the Company in full payment of the purchase price (or, if specifically authorized in writing, in advance, by the Compensation Committee, but not otherwise, by certificates for outstanding shares of the Company's common stock having sufficient fair market value to satisfy the purchase price, in negotiable form, or a combination of a check and outstanding common stock).

          2. EXERCISE OF OPTION. Unless this option shall have expired as provided in Section 3 below, it may be exercised in whole or in part at any time and from time to time after the first anniversary of the date hereof.

          3. EXPIRATION OF OPTION. This option shall expire and become null and void upon the happening of whichever of the following events shall first occur:

             (a) a period of 12 months shall have elapsed from the date of adoption of the Plan by the Board of Directors without approval thereof by the Company's shareholders

             (b) the expiration of three months after you cease to be employed by the Company or any of its subsidiaries for any reason other than death or permanent disability

             (c) a period of 12 months shall have elapsed since your death or permanent disability, or

             (d) a period of 10 years shall have elapsed since the date hereof.

          4. NON-TRANSFERABILITY. This option is not transferable in any way whatsoever except by will or by the laws of descent and distribution. During your lifetime this option may be exercised only by you; after death it may be exercised by your executor, administrator, legatee or distributee, as the case may be, at any time within 12 months after your death.

          5. ANTI-DILUTION. The unexercised portion of this option shall be adjusted, without changing the aggregate purchase price to be paid for the shares covered hereby, insofar as may be necessary to reflect a stock split, stock dividend, exchange of shares, recapitalization or other change in the Company's capital structure or any merger or consolidation to which the Company may be a party, provided that as adjusted this option shall continue to be an incentive stock option as defined in the Internal Revenue Code of 1986, as amended, and that any such adjustment shall be to the nearest number of whole shares. The Board of Directors of the Company or the Compensation Committee are authorized to effect whatever adjustment may be deemed appropriate, whose determination thereof shall be final, binding and conclusive.
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          6.  MERGER OR CONSOLIDATION.  In the event of the proposed merger, consolidation, dissolution, liquidation or reorganization of the Company, the Board of directors may in its discretion, upon not less than 30 days written notice to you, terminate this option unless it is exercised prior to the termination date specified.

          7. RIGHTS AS SHAREHOLDER. This option shall not entitle you or any permitted transferee hereof to any rights of a shareholder of the Company or to any notice of proceedings of the Company in respect of any shares issuable upon exercise of this option unless and until the certificates representing the shares have been issued to you or such permitted transferee. The Company shall not be required to issue or deliver any certificates for shares of its common stock purchased hereunder prior to compliance with applicable Federal and State laws and regulations with respect to the issuance, registration or listing of such shares.

          8. PURCHASE FOR INVESTMENT. In the event that, upon issuance, the shares subject to this option are not registered under the Securities Act of 1933, as amended, you may be required to represent in writing that you are acquiring the shares for investment and not with a view to distribution; the certificates therefor may be marked with a legend indicating that fact and restricting transfer unless the shares may be transferred pursuant to an exemption from registration; and a stop transfer order may be issued to the transfer agent with respect to the certificate(s).

          9. GOVERNING INSTRUMENT. This option and any shares issued hereunder shall in all respects be governed by the terms and provisions of the plan.

                                          E-SYNC NETWORKS, INC.

                                          By:
                                            ------------------------------------

Date:
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Accepted and Agreed:

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       (Signature of Optionee)

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                                                                       EXHIBIT A

                                                        ------------------------
                                                                  Date

E-SYNC NETWORKS, INC.
35 Nutmeg Drive
Trumbull, CT 06611

Gentlemen:

     I herewith exercise, in accordance with the provisions of the Stock Option
Agreement, as set forth below; stock options totaling                shares of
the Common Stock of E-SYNC NETWORKS, INC.

     Such options are exercised for investment, and not with a view to
distribution and represent                shares exercisable as of this date, in
accordance with the terms of the Incentive Stock Option Agreement dated between E-SYNC NETWORKS, INC., and
for                shares of the Common Stock of E-SYNC NETWORKS, INC., at an
option price of                per share.

     Enclosed is a check, endorsed to E-SYNC NETWORKS, INC., representing the
full price of                for the stock option shares exercised.

     Please forward the shares in certificates of                shares each, to
the undersigned by registered mail. Please register the shares in the names of
               ,                ,                ,

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Name

                                          --------------------------------------
                                          Address

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Received and acknowledged this   day of                .

                                          E-SYNC NETWORKS, INC.

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Corporate Seal